Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
 We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2015 relating to the consolidated financial statements of Rocket Fuel Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Rocket Fuel Inc. for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE
San Jose, California
March 16, 2015